UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 4, 2021

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware .	1-11596 .	58-1954497
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8302 Dunwoody Place, Suite 250, Atlanta, Georgia	30350
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 587-9898

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Common Stock, Par Value, $.001 Per Share	PESI	NASDAQ Capital Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act [  ]

Section 5 – Corporate Governance and Management

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain officers.

On May 4, 2021, the Board of Directors (the “Board”) of Perma-Fix Environmental Services, Inc. (the “Company”) unanimously elected Kerry C. Duggan, age 42, to the Company’s Board. The Board also unanimously determined that, as of the date of her election, Ms. Duggan qualified as an “Independent Director” under applicable NASDAQ rules.

Ms. Duggan is the founder and principal of SustainabiliD LLC, a sustainability and strategy consulting firm that drives focus, awareness and action in business, policy and political landscape with any eye on climate resilience and environmental protection, equitable and inclusive clean energy economy, as well as policy translation into actionable outcomes. Ms. Duggan is a recognized thought leader, sought for advice, connections and technical expertise by investors, universities, philanthropy, energy and climatech companies, government and business leaders.

In February 2021, Ms. Duggan was appointed by Governor Whitmer to the State of Michigan’s Council on Climate Solutions, to advise on the implementation of the MI Healthy Climate Plan, to reduce greenhouse gas emissions and to transition toward economy-wide carbon neutrality. In 2020-21, Ms. Duggan was a climate, energy and environmental policy advisor and a campaign surrogate for the Biden for President campaign. Ms. Duggan was also a Biden appointee to the Biden-Sanders Unity Climate Change Task Force. After her time in federal service, Ms. Duggan co-founded the Smart Cities Lab, was a Partner with the Honorable Thomas J. Ridge’s firm, RIDGE-LANE Limited Partners, and served on the external advisory board of the University of Michigan’s Erb Institute for Global Sustainable Enterprise and was a Board Member at the Global Council for Science and the Environment. She was also a Trustee of the University Liggett School. Ms. Duggan is a member of the advisory board of RockCreek, Aclima, Inc., Walker-Miller Energy Services, and Arctaris Impact Investors. In 2018, Ms. Duggan was named to the prestigious “40 Under 40” list by Crain’s Detroit Business.

Ms. Duggan spent approximately seven years (from 2010 to 2017) in federal service, including in the Obama-Biden White House as Deputy Director for Policy to then Vice President Joe Biden for energy, environment, climate and distressed communities. Simultaneously, she served as Deputy Director of the Detroit Federal Working Group to support Detroit’s revitalization. Prior to the White House, Ms. Duggan held several roles at the DOE, including as Secretary Moniz’s embedded Liaison to the City of Detroit (where she championed a citywide LED streetlight conversion), and in the Office of Energy Efficiency & Renewable Energy as Director of Stakeholder Engagement, Director of Legislative, Regulatory & Urban Affairs, and as a Senior Policy Advisor.

Ms. Duggan earned her B.S. in Environmental Studies from the University of Vermont and her M.S. in Natural Resource Policy & Behavior from the University of Michigan.

The members of the Board are elected to the Board for a term expiring as of the Company’s next Annual Meeting of Shareholders, including those elected by the Board to fill a vacancy on the Board. As a result, Ms. Duggan will be subject to reelection to the Board at the Company’s 2021 Annual Meeting of Shareholders.

Pursuant to the Company’s 2003 Outside Directors Stock Plan (“Outside Directors Stock Plan”), upon election to the Board, Ms. Duggan will receive an option to purchase up to 6,000 shares of the Company’s common stock at an exercise price of $7.50 per share, which was the closing price of a share of the Company’s common stock on the NASDAQ on the trading day immediately prior to May 4, 2021, as provided in the Company’s 2003 Outside Directors Stock Plan. The option will vest six months from date of grant and has a term of ten years. As a director, Ms. Duggan is entitled to receive a quarterly fee of $8,000, a fee of $1,000 for each board meeting she attends in person, and a $500 fee for each meeting she attends via conference call. Under the Outside Directors Stock Plan, each outside director, including Ms. Duggan, shall receive at the director’s option, either 65% or 100% of each director’s fee in the Company’s common stock. If an outside director elects to receive 65% of the director’s fee in common stock, then the director will receive (1) the number of shares of common stock determined by dividing 65% of the director’s fee by 75% of the fair market value of one share of the Company’s common stock and (2) 35% in cash or its equivalent. If the outside director elects to receive 100% of the fee in the Company’s common stock, the director will receive the number of shares of common stock determined by dividing the director’s fee by 75% of the fair market value of one share of the Company’s common stock. For purposes of calculating the foregoing, the fair market value of one share of the Company’s common stock will be the closing price for one share of the Company’s common stock on the business day immediately preceding the date that the director’s fee is due.

There are no transactions involving Ms. Duggan and the Company required to be reported under Item 404(a) of Regulation S-K.

2

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2021

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	/s/ Ben Naccarato
Ben Naccarato
Executive Vice President and
Chief Financial Officer

3